EXHIBIT 10.18

EXECUTION VERSION
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (this “Agreement”), executed on November 13, 2019 (the “Effective Date”), is entered into by Wingstop Inc., a Delaware corporation (the “Company”), and Charles R. Morrison, in his individual capacity (“Executive”), on the terms and conditions as follows:
Section 1.TERM OF EMPLOYMENT
Executive and Wingstop Restaurants Inc., a Texas corporation and subsidiary of the Company (“WRI”), previously entered into an Employment Agreement effective as of January 1, 2017 (the “Prior Agreement”), which Prior Agreement, in accordance with its terms, would terminate on December 31, 2019. The Company and Executive desire to continue the employment of Executive upon the terms and conditions stated in this Agreement. The parties hereto expressly agree that as of the Effective Date, this Agreement will amend, restate, and supersede the Prior Agreement in its entirety, the Prior Agreement shall be terminated, and all rights and obligations of the parties under the Prior Agreement shall terminate; provided, that the party’s rights and obligations relating to (i) payment of bonuses for 2019 and any accrued but unpaid base salary or benefits under the Prior Agreement remain in full force and effect and (ii) existing equity awards shall remain in full force and effect. Subject to the terms and conditions set forth in this Agreement, the Company agrees to continue to employ Executive and Executive agrees to continue to be employed by the Company through December 31, 2024 (with such period of time being referred to herein as, the “Term”), which date is five (5) years following the date on which the Prior Agreement would have terminated in accordance with its terms.
Section 2. POSITION AND DUTIES AND RESPONSIBILITIES
(a) Position. Executive shall be the Company’s President and Chief Executive Officer. Executive shall also serve as President and Chief Executive Officer of the Company’s subsidiaries Wingstop Holdings Inc. (“WHI”) and WRI and as Chairman of the Company’s Board of Directors (the “Board”). For purposes of this Agreement, “Affiliate” shall mean a person or entity controlling, controlled by or under common control with the Company, including, but not limited to, WHI and WRI.
(b) Duties and Responsibilities. During the Term, Executive shall serve as the Company’s President and Chief Executive Officer and Chairman of the Board and shall devote all of Executive’s business time, skill and energies to promote the interests of the Company and to serve in such positions with the Company as may be reasonably assigned by the Board consistent with the title of President and Chief Executive Officer of the Company. Executive will also serve in such additional positions with WHI and WRI as may be reasonably assigned by the Board of Directors of such companies. Executive shall undertake to perform all of Executive’s duties and responsibilities for the Company, the Board, WHI, WRI and any current and/or future Affiliates of the Company in good faith and on a full-time basis and shall at all times act in good faith in the course of Executive’s employment under this Agreement in the best interests of the Company and its Affiliates. Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or organization not related to the business of the Company or its Affiliates, whether for compensation or otherwise, without the prior approval of the Board; provided, however, Executive may (i) make capital and passive investments in any business (other than a Competing Business (as defined below)) owned, operated or franchised by his children and/or other immediate family members and (ii) serve on the board of directors of one for-profit corporation with the prior approval of the Board, and Executive may serve as a director of not-for-profit organizations or engage in other charitable, civic or educational activities, so long as the activities described in this proviso do not interfere with Executive’s performance of his duties hereunder, or result in any conflict of interest with the Company.
Section 3. COMPENSATION AND BENEFITS
(a) Base Salary. During the Term, Executive’s base salary shall be $800,000 per year (the “Base Salary”), starting as of the Effective Date (pro-rated for any partial year), which Base Salary shall be (i) payable in installments in accordance with the Company’s standard payroll practices and policies, and (ii) subject to such withholding and other taxes as required by law or as otherwise permissible under such practices or policies. Annually during the Term, the Company shall review with Executive his job performance and compensation, and if deemed appropriate by the Board or the Compensation Committee of the Board (the “Committee”), in its or their discretion, Executive’s Base Salary may be increased but not decreased. After any such increase, the term “Base Salary” as used in this Agreement will thereafter refer to the increased amount. Executive shall not receive additional compensation for service as a director on the Company’s Board or as a director of any Affiliate of the Company (other than reimbursement of reasonable expenses).
(b) Employee Benefit Plans. During the Term, Executive is eligible to participate in the employee benefit plans, programs and policies maintained by the Company in accordance with the terms and conditions of such plans, programs and policies as in effect from time to time.
(c) Annual Bonuses. Beginning with fiscal year 2020, Executive shall be eligible for an annual bonus (the “Annual Bonus”) with an annual target amount equal to 125% of Base Salary (any such bonus amount to be pro-rated for any partial year), and a maximum amount of equal to up to 200% of his annual target amount based on performance goals (which equates to 250% of Base Salary), as established by the Committee. The Committee and/or the Board shall set targets with respect to and otherwise determine Executive’s Annual Bonuses in accordance with the Company’s then current incentive plans. Any such Annual Bonuses shall be paid, if at all, no later than two and one-half (2 ½) months after the end of the year to which the bonus period relates.
(d) Paid Time Off. Executive shall accrue up to twenty (20) days of paid time off on a pro rata basis during each successive one-year period in the Term. Accrued paid time off shall be taken at such time or times in each such one-year period so as not to materially and adversely interfere with the business of the Company and in no event shall more than ten days of paid time off be taken consecutively without approval by the Board. Executive shall have no right to carry over unused paid time off from any such one-year period to any other such one-year period or to receive any additional compensation in lieu of taking Executive’s paid time off.
(e) Business Expenses. Executive shall be reimbursed for reasonable and appropriate business expenses incurred and appropriately documented in connection with the performance of Executive’s duties and responsibilities under this Agreement in accordance with the Company’s expense reimbursement policies and procedures for its employees and Section 7(c) herein.
(f) Annual Equity Awards.
(1) As part of Executive’s compensation, Executive may be granted stock options, restricted stock, restricted stock units or other forms of equity compensation (the “Equity Awards”) in the future based upon Executive’s performance, as determined in the sole discretion of the Committee. For fiscal year 2020, Executive shall be granted an annual equity compensation award in a combination of 1/3 time-based options and 2/3 performance-based restricted stock units, with an aggregate fair value (determined in accordance with FASB ASC Topic 718) equal to or greater than $2,500,000, and the performance-based grant will include an opportunity to earn up to 250% of target based on certain stretch performance goals as established by the Committee. Equity compensation payable to Executive shall be reviewed and approved by the Committee on an annual basis. The grant value for the Equity Awards shall be no less than $2,500,000 for each year during the Term (provided that future years may be a different mix of awards as determined by the Committee).
(2) Equity Awards shall be subject to the terms of the Company’s 2015 Omnibus Equity Incentive Plan or other applicable equity plan in effect from time to time (the “Stock Plan”) and related award agreement in a form determined by the Committee. Upon the terms and conditions established by the Committee or provided under the Stock Plan and applicable award agreement, (i) all Equity Awards will provide for acceleration of time-based Equity Awards and continued vesting of performance-based vesting awards upon Executive’s “Retirement” (defined as a termination of employment by Executive, other than a termination of employment by the Company for Cause (as defined below) after age 55 and 10 years of service, provided that Executive’s Retirement does not occur during the first year following the grant of the Equity Award or during the Term) as if Executive remained employed for the remainder of the performance period and subject to the achievement of performance goals; (ii) Equity Awards that are stock options shall provide that upon Executive’s Retirement, the post-termination exercise period for the option will be for the remainder of the remaining original 10 year term of such option; (iii) there shall be pro-rata vesting of Equity Awards on Executive’s termination of employment due to his death or Permanent Disability (as defined below), measured by days employed over the performance or vesting period, as applicable; (iv) upon the consummation of a “Change in Control” (as defined in the Stock Plan), (A) the performance period for any performance-based Equity Awards that are restricted stock units shall truncate and such Equity Awards shall be paid pro-rata for the portion of the elapsed performance period at higher of actual or target level, with the balance converted into time-based restricted stock units (based on the higher of actual performance or target level), which vest over the remaining portion of the performance period, subject to acceleration if Executive is terminated without Cause or for Good Reason after the Change in Control during the performance period; and (B) time-based Equity Awards will accelerate if Executive is terminated by the Company without Cause or by Executive for Good Reason following the date of the Change in Control. The Equity Awards shall be issued in lieu of, and not in addition to, any other annual equity award(s) granted to executive officers of the Company that would otherwise be granted to Executive.
(3) Executive agrees and acknowledges that the future grant of equity awards, if any, and the terms of any such equity awards shall be subject to the discretion of the Committee and the Stock Plan and applicable award agreement(s), subject to Sections 3(f)(1) and (2).
(g) One-Time Performance RSU Equity Grant. As soon as administratively practicable after the Effective Date, the Company agrees to grant Executive a one-time performance based restricted stock unit grant (the “Special Grant”) with a fair value (determined in accordance with FASB ASC Topic 718) equal to or greater than $3,000,000 that vests upon the successful achievement of a one-year operational goal (established by the Committee in its reasonable discretion after considering comments and input from Executive), that will, to the extent vested, be converted into shares of the Company’s common stock equal to 25% of the Special Grant a year on each of the second, third, fourth and fifth anniversaries of the date of grant, provided that Executive is providing services to the Company on each such date. The Special Grant shall be subject to the terms of the Stock Plan and a form of award agreement.

(h) Compliance with Compensation and Equity Policies. Executive agrees to comply with the Company’s stock ownership and equity retention policy and compensation recovery (or “clawback”) policy, each as in effect from time to time, with respect to annual or long-term incentive or other compensation, as applicable, including the compensation provided pursuant to this Agreement. The terms of the Company’s stock ownership and equity retention policy and the compensation recovery policy, each as in effect from time to time, are hereby incorporated by reference into this Agreement.
(i) Legal Fees. The Company shall reimburse Executive for all of his reasonable, documented legal fees and expenses associated with the negotiation of this Agreement up to a maximum of $40,000 within 30 days of the Effective Date.
Section 4. TERMINATION OF EMPLOYMENT AND SEVERANCE
(a) Right of Termination. The Company shall have the right to terminate Executive’s employment at any time, and Executive shall have the right to terminate his employment at any time, subject to the obligations and conditions contained herein.
(b) Termination by the Company without Cause or by Executive with Good Reason. If (i) the Company terminates Executive without Cause (as defined below), or (ii) Executive terminates for Good Reason (as defined below), then, upon Executive’s Termination of Employment (as defined below), Executive shall be entitled to the following (in lieu of any other severance benefits under any of the Company employee benefit plans, programs or policies but in addition to benefits under Section 4(h)): (x) two (2) times Executive’s Base Salary as in effect at the time of termination and two (2) times Executive’s Annual Bonus (at target value) for the year of termination, payable for a period of twenty-four (24) months in accordance with the Company’s normal payroll practices and subject to such withholding and other taxes as may be required or otherwise permissible under the Company’s practices or policies; and (y) any unpaid amounts in respect of Annual Bonuses earned in the most recently completed year, which shall be paid within thirty (30) days of the Termination of Employment. Notwithstanding the foregoing, if such termination, either by the Company without Cause or by Executive for Good Reason, occurs on or within the twenty-four (24) month period following a Change in Control (as defined in the Stock Plan), for purposes of this Section 4(b), two and a half (2.5) times shall be used in lieu of two (2) times Executive’s Base Salary and Annual Bonus. The Company shall have no obligation to make any such payments or to provide the benefits contemplated by Section 4(h) if (i) Executive violates any of the provisions of Section 6 of this Agreement, or (ii) Executive does not execute and deliver to the Company a general release in form and substance satisfactory to the Company of any and all claims he may have against the Company, its Affiliates and former Affiliates within forty (40) days following Executive’s Termination of Employment, including a period of seven (7) days in which to revoke such general release. Executive waives Executive’s rights, if any, to have the payments provided for under this Section 4(b) taken into account in computing any other benefits payable to, or on behalf of, Executive by the Company. For the purposes of this Agreement, “Termination of Employment” means the date on which Executive’s “separation from service” occurs within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
(c) Termination by the Company for Cause or by Executive other than for Good Reason.
(1) The Company shall have the right to terminate Executive’s employment at any time for Cause, and Executive shall have the right to terminate at any time with or without Good Reason.

(2) If the Company terminates Executive’s employment for Cause or Executive terminates other than for Good Reason, the Company’s only obligation to Executive under this Agreement (except as provided under Section 4(g)) shall be to pay, upon Executive’s Termination of Employment, Executive’s Base Salary under Section 3(a) that he actually earned up to the date of Executive’s Termination of Employment plus any Annual Bonus earned in the previous year and not already paid. Such payments shall be made within sixty (60) days following the date of Executive’s Termination of Employment.
(d) Cause. “Cause” hereunder shall mean (i) gross negligence or willful misconduct by Executive in connection with the performance of his duties; (ii) Executive’s conviction or plea of a felony or other serious crime involving moral turpitude that is, or may reasonably be expected to be, materially injurious to the Company, its business or reputation; (iii) Executive’s material breach of any material term of this Agreement or any written restrictive covenants agreement with the Company; (iv) acts or omissions involving willful or intentional malfeasance or misconduct that is, or may reasonably be expected to be, materially injurious to the Company, its business or reputation; or (v) commission of any act of fraud or embezzlement against the Company; provided, however, that Executive may not be terminated for “Cause” under (iii) or (iv) above unless Executive fails to cure any such breach within ten (10) days after written notice of the breach; and provided further, that Executive shall only be entitled to one such opportunity to cure under this Agreement.
(e) Good Reason. “Good Reason” means, unless the Company has Cause to terminate Executive’s employment, or unless the Company’s action is based on Executive’s Death or Permanent Disability (as defined below) that occurs prior to the event giving rise to Good Reason, without the express written consent of Executive, termination of Executive’s employment due to (i) a material reduction in Executive’s Base Salary as provided in Section 3(a) of this Agreement or a reduction in Executive’s Annual Bonus opportunity as provided in Section 3(c) of this Agreement, (ii) a material diminution in Executive’s title, duties, position or responsibilities, including Executive ceasing to serve as the Company’s most senior executive officer or the assignment to Executive of any duties materially inconsistent with his positions, duties, and responsibilities with the Company; (iii) a material reduction in the overall level of employee benefits from the level at the Effective Date (other than a reduction that is required by applicable law or uniformly applies to all similarly-situated employees), including any benefit or compensation plan, stock option or other equity incentive plan, retirement plan, life insurance plan, health and accident plan or disability plan in which Executive is actively participating (provided, however, that there shall not be deemed to be any such failure if the Company substitutes for the discontinued plan, a plan providing Executive with substantially similar benefits) or the taking of any action by the Company that would adversely affect Executive’s participation in or materially reduce Executive’s overall level of benefits under such plans; (iv) the Company’s requiring Executive to move Executive’s primary place of employment more than 50 miles from Executive’s then present location; or (v) the Company’s material breach of this Agreement, including a breach caused by the failure of the Company to obtain the assumption of this Agreement by any successor to the Company; provided, however, that no act or omission described in clauses (i) through (v) shall be treated as “Good Reason” under this Agreement unless (1) Executive delivers to the Company a written notice of the basis for Executive’s belief that Good Reason exists, (2) Executive gives the Company thirty (30) days after the delivery of such notice to cure the basis for such belief, and (3) Executive actually terminates employment no later than the end of the five (5)-day period which begins immediately after the end of such thirty (30)-day period if Good Reason continues to exist after the end of such thirty (30)-day period.
(f) Termination for Disability or Death.

(1) Disability. The Company may terminate Executive’s employment if Executive is unable to substantially perform Executive’s duties and responsibilities hereunder to the full extent required by the Board by reason of a Permanent Disability, as defined below. Executive shall, upon his Termination of Employment by reason of a Permanent Disability, be entitled to the following: (i) pro-rated portions of the Annual Bonuses that would otherwise be earned with respect to the year in which such Termination of Employment occurred (based on actual Company performance for the entire year and pro-rated for the portion of the year Executive was employed by the Company), which shall be paid at the time bonuses are normally paid and in all events within two and one-half (2½) months of the end of such year; (ii) any other amounts earned, including, if applicable, earned but unpaid Base Salary, accrued or owing but not yet paid, within sixty (60) days following the date of Executive’s Termination of Employment or such earlier date required by law; and (iii) continued participation, in accordance with the terms of such plans, in those employee welfare benefit plans in which Executive was participating on the date of termination which, by their terms, permit a former employee to participate. In such event, the Company shall have no further liability or obligation to Executive for compensation under this Agreement. Executive agrees, in the event of a dispute under this Section 4(f)(1), to submit to a physical examination by a licensed physician selected by the Board or the Committee. For purposes of this Agreement, “Permanent Disability” has the same meaning as for purposes of the Company’s permanent disability insurance policies which now or hereafter cover the permanent disability of Executive or, in absence of such policies, means the inability of Executive to work in a customary day-to-day capacity for six (6) consecutive months or for six (6) months within a twelve (12) month period, as determined by the Board or the Committee.
(2) Death. The Term shall terminate in the event of Executive’s death. In such event, the Company shall provide to Executive’s executors, legal representatives or administrators, as applicable, payment in the amount and at the time contemplated by Section 4(f)(1)(i). In addition, Executive’s estate shall be entitled to (i) pro-rated portions of the Annual Bonuses that would otherwise be earned with respect to the year in which such Termination of Employment occurred (based on actual Company performance for the entire year and pro-rated for the portion of the year Executive was employed by the Company) which shall be paid at the time bonuses are normally paid and in all events within two and one-half (2½) months of the end of such year; (ii) any other amounts earned, including, if applicable, earned but unpaid Base Salary, accrued or owing but not yet paid, within sixty (60) days of the date of Executive’s termination of employment or such earlier date required by law; and (iii) any other benefits to which Executive is entitled in accordance with the terms of the applicable plans and programs of the Company. The Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.
(g) Benefits at Termination of Employment. Executive will have, upon termination of his employment, the right to receive any benefits payable under the Company’s employee benefit plans, programs and policies that Executive otherwise has a nonforfeitable right to receive under the terms of such plans, programs and policies (other than severance benefits), independent of Executive’s rights under this Agreement.
(h) Other Severance Benefits. If Executive terminates employment as specified in Section 4(b) or 4(f)(1) or due to or upon his Retirement, Executive and his covered dependents shall be entitled to continue to participate in the Company’s health care plan as if he were a still active employee for up to twenty-four (24) months following the date his Termination of Employment (the “Continuation Coverage Period”).

During the Continuation Coverage Period, the Company will continue to pay on behalf of Executive that portion of the monthly premium it pays on behalf of active employees for the same level of coverage elected by Executive. Notwithstanding the foregoing, if the Company’s payment of monthly premiums on behalf of Executive under this Section 4(h) would violate the nondiscrimination rules applicable to non-grandfathered plans under applicable law, or result in the imposition of penalties under applicable law, or the coverage of Executive and his dependents under the Company’s health care plan would violate the terms thereof, the parties agree to reform this Section 4(h) in a manner as is necessary to comply with applicable law and the terms of the Company’s health care plan.
Section 5. SECTION 280G
Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliates to Executive or for Executive's benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 5 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. Any such reduction shall be made by the Company in its sole discretion consistent with the requirements of Section 409A of the Code. In the event that Executive receives reduced payments and benefits, the order in which they shall be reduced is the following: (i) cash payments under Section 4(b) that do not constitute deferred compensation within the meaning of Section 409A of the Code; (ii) cash payments under Section 4(b) that do constitute deferred compensation, in each case, beginning with the payment or benefits that are to be paid or provided the farthest in time from the effective date of Executive’s termination of employment; and (iii) the rights to continued health insurance and other benefits under Section 4(h); in each case only to the extent that such reduction would eliminate or reduce the Excise Tax.
Section 6. COVENANTS BY EXECUTIVE
(a) The Company’s Property.
(1) Executive, upon the termination of Executive’s employment for any reason or, if earlier, upon the Company request, shall promptly return all “Property” that had been entrusted or made available to Executive by the Company.
(2) The term “Property” means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive’s employment by the Company (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Executive individually or with others during Executive’s employment that relate to the Company business, products or services.
(b) Confidential Information.
(1) After the Effective Date, the Company agrees to provide Executive, and Executive acknowledges that, based on his position and duties with the Company, he will receive, highly Confidential Information (defined below) relating to the Company. While employed by the Company and after termination of such employment for any reason, Executive agrees that Executive will hold in a fiduciary capacity for the benefit of the Company and will not directly or indirectly use or disclose, other than when required to do so in good faith to perform Executive’s duties and responsibilities, any Confidential Information that Executive acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, in the course of, or as a result of Executive’s employment by the Company for so long as such information remains Confidential Information, unless Executive is required to do so by a lawful order of a court of competent jurisdiction, any governmental authority, or agency, or any recognized subpoena; provided, however, that before making any disclosure of Confidential Information pursuant to such an order or subpoena, except as provided in Section 6(b)(4), Executive will provide notice of such order or subpoena to the Company to permit the Company to challenge such order or subpoena if the Company, in its sole discretion and at its expense, desires to challenge such order or subpoena or to seek a protective order preventing further disclosure of the Confidential Information.
(2) The term “Confidential Information” means any secret, confidential or proprietary information or trade secret, without regard to form, including technical or non-technical data, possessed by the Company relating to its businesses that is or has been disclosed to Executive or about which Executive becomes aware as a consequence of or through Executive’s relationship with the Company, and that is not generally known to the Company’s competitors, including financial information and data, financial plans, a list of actual or potential customers or suppliers that are not commonly known or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii ) is the subject of reasonable efforts by the Company to maintain its secrecy, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, recipes, menu strategies, restaurant design plans or strategies, market studies, business plans and strategies, licensing strategies, advertising campaigns, operational methods, marketing plans or strategies, product plans and product development techniques or flaws, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, employee compensation information, business acquisition plans and new personnel acquisition plans. Confidential Information does not include any information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by Executive or others without authorization of the Company) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(3) This Section 6(b) is intended to provide rights to the Company that are in addition to, not in lieu of, those rights the Company has under the common law or applicable statutes for the protection of trade secrets and Confidential Information.
(4) Executive acknowledges and agrees that the Company will prosecute any non- confidential disclosure or misappropriation of the Company’s Confidential Information to the full extent allowed by federal, state, and common law. The Company further provides Executive the following notice, which Executive confirms he understands, concerning immunity from liability for confidential disclosure of a trade secret to the government or in a court filing: Pursuant to the Defend Trade Secrets Act, 18 U.S.C. § 1833, Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
(c) Protected Rights. Nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law and regulation, Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures; and (iii) the Agreement does not limit Executive’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission.
(d) Ownership of Work Product.
(1) Executive acknowledges and agrees that Executive will be employed by the Company in a position that could provide the opportunity for conceiving and/or reducing to practice developments, discoveries, methods, processes, designs, inventions, ideas, or improvements (hereinafter collectively called “Work Product”). Accordingly, Executive agrees to promptly report and disclose to the Company in writing all Work Product conceived, made, implemented, or reduced to practice by Executive, whether alone or acting with others, during Executive’s employment by the Company. Executive acknowledges and agrees that all Work Product is the sole and exclusive property of the Company. Executive agrees to assign, and hereby automatically assigns, without further consideration, to the Company any and all rights, title, and interest in and to all Work Product; provided, however, that this Section 6(d)(1) shall not apply to any Work Product for which no equipment, supplies, facilities, or trade secret information of the Company was used and that was developed entirely on Executive’s own time, unless the Work Product (i) relates directly or indirectly to the Company’s business or its actual or demonstrably anticipated research or development, or (ii) results from any work performed by Executive for the Company. The Company, its successors and assigns, shall have the right to obtain and hold in its or their own name copyright registrations, trademark registrations, patents and any other protection available to the Work Product.

(2) Executive agrees to perform, upon the reasonable request of the Company, such further acts as may be reasonably necessary or desirable to transfer, perfect, and defend the Company’s ownership of the Work Product, including (i) executing, acknowledging and delivering any requested affidavits and documents of assignment and conveyance, (ii) assisting in the preparation, prosecution, procurement, maintenance and enforcement of all copyrights and/or patents with respect to the Work Product in any countries, (iii) providing testimony in connection with any proceeding affecting the right, title or interest of the Company in any Work Product, and (iv) performing any other acts deemed necessary or desirable to carry out the purposes of this Agreement. The Company shall reimburse all reasonable out-of-pocket expenses incurred by Executive at the Company’s request in connection with the foregoing.
(e) Non-Competition; Non-Solicitation.
(1) While employed by the Company and for twenty-four (24) months following termination of Executive’s employment for any reason, Executive will not, whether as an employee, consultant, advisor, independent contractor, or in any other capacity, provide management or executive services, similar to those that Executive provided to the Company or its Affiliates at any time during the last twenty-four (24) months of Executive’s employment with the Company, to or on behalf of any Competing Business in the Territory regardless of where Executive is physically located. For purposes of this Agreement, the term “Territory” means (i) any geographical territory within fifty (50) miles of any location (whether in the United States or in any other nation in the world) at which the Company operates, has franchises or company stores or restaurants, or has an executed, or has substantially negotiated a, development, operation or franchise agreement as of the last date of Executive’s employment with the Company. For the purposes of this Agreement, the term “Competing Business” means any business that (i) owns, operates, develops or franchises a quick-service restaurant or fast casual dining restaurant (in either case, whether dine-in, take-out, home delivery or otherwise) or related business whose primary core offering is fried chicken and which derives 30% or more of its gross revenues from the sale of any combination of chicken wings (bone-in or boneless), chicken strips and any other chicken product sold at a Wingstop location at the time of Executive’s termination, and (ii) operates in any state in the United States or in any nation in the world in which the Company has a franchised location or is operating a company restaurant or store (or has an executed, or has substantially negotiated a, development, operating or franchise agreement) as of the last date of Executive’s employment. Executive acknowledges and agrees that the Territory identified in this Section 6(e)(1) is the geographic area in or as to which he is expected to perform services or have responsibilities for the Company and its Affiliates by being actively engaged as a member of the Company’s management team as President and Chief Executive Officer during his employment with the Company.
(2) The foregoing restrictions shall not be construed to prohibit the ownership by Executive of less than one percent (1%) of any class of securities of any company which is a Competing Business or having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such company, guarantees any of its financial obligations, consults with, advises, or otherwise takes any part in its business, other than exercising Executive’s rights as a shareholder, or seeks to do any of the foregoing. The foregoing restrictions also shall not be construed to prohibit any capital or passive investment by Executive in any business owned, operated or franchised by his children and/or other immediate family members, provided that such business is not a Competing Business.
(3) While employed by the Company and for two (2) years following termination of Executive’s employment for any reason, Executive shall not, on his own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, directly or indirectly solicit or attempt to solicit, with a view to or for the purpose of competing with the Company or its Affiliates in any Competing Business, any customers or franchisees of the Company or its Affiliates with whom Executive had or made contact in the course of Executive’s employment by the Company.
(4) While employed by the Company and for two (2) years following termination of Executive’s employment for any reason, Executive will not, directly or indirectly, (i) solicit or attempt to solicit any potential franchisee with whom Executive had material contact in the course of Executive’s employment with the Company to enter into a franchise agreement with any other person, firm or entity of a type generally similar to or competitive with the franchise arrangements of the Company, or (ii) encourage any franchisee to terminate its franchise relationship with the Company.
(5) While employed by the Company and for two (2) years following termination of Executive’s employment for any reason, Executive shall not, on his own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, directly or indirectly, hire, or solicit or attempt to solicit any officer or employee of the Company or its Affiliates with whom Executive had contact in the course of Executive’s employment with the Company to terminate or reduce his or her employment with the Company or its Affiliates and shall not assist any other person or entity in such a solicitation.
(6) In return for Executive’s obligations and undertakings pursuant to this Agreement, including the obligations set forth in Section 6, the Company promises to provide Executive with certain of its trade secrets and/or confidential information, and to provide Executive with specialized instruction and training, to the extent such instruction, training, confidential information and/or trade secrets are necessary for Executive to perform his duties for the Company. Executive agrees that these promises, in addition to his employment or continued employment with the Company, his equity in the Company and the goodwill associated with his employment and the other promises and benefits contained herein are sufficient consideration for his entering into this Agreement.
(f) Mutual Non-Disparagement. Executive will not make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Company, the Board, or any of their respective current, former or future Affiliates, or any current, former or future shareholders, partners, managers, members, officers, directors, employees, franchisors or franchisees of any of the foregoing (each, a “Company Party”), including negative references to or about any Company Party’s services, policies, practices, documents, methods of doing business, strategies, objectives, shareholders, partners, managers, members, officers, directors, or employees, or take any other action that may disparage any Company Party to the general public and/or any Company Party’s officers, directors, employees, clients, franchisees, potential franchisees, suppliers, investors, potential investors, business partners or potential business partners. Former Affiliates are third party beneficiaries of Executive’s obligations under this Section 6(f). The Board and the Company’s named executive officers will not make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Executive, including negative references to or about the Executive’s services, policies, practices, documents, methods of doing business, strategies, or objectives, or take any other action that may disparage the Executive to the general public. However, nothing in this Section 6(f) shall prohibit: (i) Executive, any member of the Board or any named executive officer of the Company from testifying truthfully in response to a subpoena or participating in any governmental proceeding; (ii) Executive from engaging in any criticism or other statements made internally within the Company on a need-to-know basis, and provided such criticism or other statement is not presented in a disruptive or insubordinate manner, concerning Company’s performance or nonperformance of Company’s Business; and (iii) any named executive officer or member of the Board from engaging in any criticism or other statements made internally within the Company on a need-to-know basis concerning Executive’s performance or nonperformance of Executive’s duties or responsibilities for the Company.
(g) Cooperation. Executive will cooperate with all reasonable requests by the Company (or any Affiliate of the Company) at the Company’s reasonable expense for assistance in connection with any matters involving the Company (or any Affiliate of the Company), including by providing truthful testimony in person in any legal proceedings without having to be subpoenaed.
(h) Reasonable and Continuing Obligations. Executive agrees that Executive’s obligations under this Section 6 are obligations that will continue beyond the date Executive’s employment with the Company terminates, regardless of the reason for such termination, and that such obligations are reasonable and necessary to protect the Company’s legitimate business interests. In addition, the Company shall have the right to take such other action as the Company deems necessary or appropriate to compel compliance with the provisions of this Section 6, including, but in no way limited to, seeking injunctive relief.
(i) Remedy for Breach. Executive agrees that the remedies at law of the Company for any actual or threatened breach by Executive of the covenants in this Section 6 would be inadequate and that the Company shall be entitled to specific performance of the covenants in this Section 6, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 6, or both, or other appropriate judicial remedy, writ or order, in each case without the necessity of the Company posting a bond, in addition to any damages and legal expenses that the Company may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this Section 6 shall be construed as agreements independent of any other provision of this or any other agreement between the Company and Executive, and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants.
Section 7. SECTION 409A MATTERS
(a) Notwithstanding any other provision in this Agreement to the contrary, if and to the extent that Section 409A of the Code is deemed to apply to any payment or benefit under this Agreement, it is the general intention of the Company that such payment or benefit shall, to the extent practicable, comply with, or be exempt from, Section 409A of the Code, and this Agreement shall, to the extent practicable, be construed in accordance with such intent. Deferrals of payments or benefits distributable pursuant to this Agreement that are otherwise exempt from Section 409A of the Code in a manner that would cause Section 409A of the Code to apply shall not be permitted unless such deferrals are in compliance with or otherwise exempt from Section 409A of the Code.
(b) Notwithstanding any other provision of this Agreement, no payments shall be made and no benefits shall be provided under this Agreement as a result of Executive’s termination of employment unless such termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Code, and Executive and the Company acknowledge and agree that a “separation from service” may come before, after or coincide with any such termination of employment and that the payments otherwise to be made at a termination of employment and the benefits otherwise to be provided at a termination of employment shall only be made or provided at the time of the related “separation from service”. Furthermore, Executive and the Company acknowledge and agree that all or any part of any deferred compensation payment to be made or benefit to be provided to Executive during the six (6) month and one (1) day period which starts on the date Executive has a “separation from service” (other than by reason of Executive’s death) shall be delayed and then paid (in a lump sum without interest) or provided (without interest) on the first business day which comes six (6) months and one (1) day after the date of Executive’s “separation from service” if the Company acting in good faith determines that Executive is a “specified employee” within the meaning of Section 409A of the Code and that such delay is required to comply with Section 409A of the Code.
(c) With respect to items eligible for reimbursement under the terms of this Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year, (ii) no such reimbursement may be exchanged or liquidated for another payment or benefit, and (iii) any reimbursements of such expenses shall be made as soon as practicable under the circumstances but in any event no later than the end of the calendar year following the calendar in which the related expenses were incurred.
(d) The Company and Executive intend that each installment of payments and benefits provided under this Agreement shall be treated as a separate identified payment for purposes of Section 409A of the Code.
(e) In the event that Section 409A of the Code requires that any special terms, provision or conditions be included in this Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of this Agreement, and terms used in this Agreement shall be construed in accordance with Section 409A of the Code if and to the extent required.
(f) Executive acknowledges and agrees that nothing in this Agreement shall be construed as a covenant by the Company that no payment will be made or benefit will be provided under this Agreement which will be subject to taxation under Section 409A of the Code or as a guarantee or indemnity by the Company for the tax consequences to the payments and benefits called for under this Agreement including any tax consequences under Section 409A of the Code. Executive further agrees that Executive shall be the only person responsible for paying all taxes due with respect to such payments and benefits.
Section 8. MISCELLANEOUS
(a) Notices. All Notices and all other communications which are required to be given under this Agreement must be in writing and shall be deemed to have been duly given when (i) personally delivered, (ii) mailed by United States registered or certified mail postage prepaid, (iii) sent via a nationally recognized overnight courier service, (iv) sent via facsimile to the recipient, or (v) sent via e-mail or similar method of transmission to the recipient, in each case as follows:
If to the Company:  Rebecca Minor
        Sr. Vice President, General Counsel and Secretary
        Wingstop Inc.
        5501 LBJ Freeway, 5th Floor

        Dallas, TX 75240
If to Executive:  Charles R. Morrison
        1508 Moss Ln.
        Southlake, TX 76092
or such other address or addresses as either party hereto shall have designated by notice in writing to the other party hereto.
(b) No Waiver. Except for any notice required to be given under this Agreement, no failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.
(c) Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law of Texas, without regard to principles of conflict of laws.
(d) Amendment. No amendment to this Agreement shall be effective unless it is both (i) agreed to and signed by Executive and a duly authorized officer of the Company and (ii) reviewed and approved by the Board or the Committee.
(e) Arbitration. The Company and Executive shall have the right to obtain from a court an injunction or other equitable relief arising out of Executive’s breach of the provisions of Section 6 of this Agreement. However, any other controversy or claim arising out of or relating to this Agreement, any alleged breach of this Agreement, or Executive’s employment by the Company or the termination of such employment, including any claim as to arbitrability or any claims for any alleged discrimination, harassment, retaliation, denial of leave or wage and hour infraction in violation of any federal, state or local law, shall be settled by bilateral binding arbitration to occur in Dallas, Texas in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes and any judgment upon any award, which may include an award of damages, may be entered in the state or federal court having jurisdiction over such award.
(f) Costs of Enforcement. In the event of a dispute or action to enforce the terms of this Agreement, all reasonable costs and expenses incurred in connection therewith, including all reasonable attorneys’ fees, shall be paid as determined by the arbitrator.
(g) Assignment. This Agreement may not be assigned by Executive. This Agreement may be assigned by the Company, without Executive’s consent, to (1) any Affiliate of the Company, or (2) any other successor in interest to the Company’s business and assets (whether by merger, sale of assets, contribution of assets or otherwise). This Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns.
(h) Indemnification. The Company will provide indemnification no less favorable than that set forth in the Company’s bylaws as in effect on the Effective Date. The Company agrees to use its best efforts to maintain, or continue to maintain, a directors’ and officers’ liability insurance policy or agreement covering Executive to the extent the Company provides such coverage for its other executive officers and such policy or agreement is available on commercially reasonable terms.
(i) No Third Party Beneficiaries. Except as otherwise expressly provided for herein, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.
(j) Controlling Document. Except with respect to the Stock Plan or the Company’s annual incentive plans, if any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail. The provision of the Stock Plan and the annual incentive plans shall control over this Agreement, except to the extent equity award terms are included herein, in which case such terms shall control and be included within Executive’s equity award agreements.
(k) No Limitation of Rights. Nothing in this Agreement shall limit or prejudice any rights of the Company under any other laws.
(l) Counterparts. This Agreement may be signed in any number of counterparts, including via facsimile transmission, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
(m) Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.
(n) Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance is held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision hereof. If any provision of this Agreement is finally determined to be invalid, ineffective or unenforceable, the determination will apply only in the jurisdiction in which such final adjudication is made, and such provisions will be deemed severed form this Agreement for purposes of such jurisdiction only, but in every other provision of this Agreement will remain in full force and effect, and there will be substituted for any such provision held invalid, ineffective or unenforceable, a provision of similar import reflecting the original intent of the parties to the extent permitted under applicable law.
(o) Certain Interpretive Matters.
(1) Unless the context otherwise requires, (A) all references to sections are to sections of this Agreement, (B) each term defined in this Agreement has the meaning assigned to it, (C) words in the singular include the plural and vice versa, and (D) the terms “herein,” “hereof,” “hereby,” “hereunder” and words of similar import shall mean references to this Agreement as a whole and not to any individual section or portion hereof. All references to $ or dollar amounts will be to lawful currency of the United States.
(2) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or his or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.
(3) As used in this Agreement, the word “including” means “including, without limitation” in each instance.
(p) Entire Agreement; Termination of Prior Agreement. This Agreement constitutes the entire agreement among the parties with respect to Executive’s employment relationship to the Company and supersedes all prior agreements and understandings, both oral and written, including but not limited to any term sheet or other similar summary of proposed terms, between the parties with respect to the subject matter of this Agreement. As of the Effective Date, this Agreement will supersede the Prior Agreement, the Prior Agreement shall be terminated, and all rights and obligations of the parties under the Prior Agreement shall terminate; provided, that the party’s rights and obligations relating to payment of bonuses for 2019 and any accrued but unpaid base salary or benefits under the Prior Agreement and vesting of equity awards under the Prior Agreement remain in full force and effect. Executive represents and warrants that he is not obligated under any contract or other agreement that would conflict with Executive’s obligations under this Agreement and Executive’s ability to perform Executive’s duties and responsibilities under this Agreement upon commencement of and during the Term.
(q) Full Understanding. Executive represents and agrees that Executive fully understands Executive’s right to discuss all aspects of this Agreement with Executive’s private attorney, and that to the extent, if any, that Executive desired, Executive utilized this right. Executive further represents and agrees that: (i) Executive has carefully read and fully understands all of the provisions of this Agreement; (ii) Executive is competent to execute this Agreement; (iii) Executive’s agreement to execute this Agreement has not been obtained by any duress, and Executive freely and voluntarily enters into it; (iv) Executive is not subject to any covenants, agreements or restrictions arising out of Executive’s prior employment (other than with the Company) that would be breached or violated by Executive’s execution of this Agreement or performance of duties hereunder; and (v) Executive has read this document in its entirety and fully understands the meaning, intent and consequences of this document. Executive agrees and acknowledges that the obligations owed to Executive under this Agreement are solely the obligations of the Company and that none of the Company’s stockholders, directors or lenders will have any obligation or liabilities in respect of this Agreement and the subject matter hereof.
(r) Waiver and Release. Executive acknowledges and agrees that the Company may at any time require, as a condition to receipt of benefits payable under this Agreement, including but not limited to the payment of termination benefits pursuant to Section 4 herein, that Executive (or a representative of his estate) execute a waiver and general release of all claims discharging the Company and its subsidiaries, and their respective current and former Affiliates, and its and their officers, directors, managers, employees, agents and representatives and the heirs, predecessors, successors and assigns of all of the foregoing, from any and all claims, actions, causes of action or other liability, whether known or unknown, contingent or fixed, arising out of or in any way related to Executive’s employment, or the ending of Executive’s employment with the Company or the benefits thereunder, including, without limitation, any claims under this Agreement or other related instruments. The waiver and general release shall be in a form acceptable to the Company and shall be executed prior to the expiration of the time period provided for payment of such benefits (including those provided under Section 4 herein).
(s) Certain Tax Matters. The Company has made no warranties or representations to Executive with respect to the tax consequences (including but not limited to income tax consequences) contemplated by this Agreement and/or any benefits to be provided pursuant thereto. Executive acknowledges that there may be adverse tax consequences related to the transactions contemplated hereby and that Executive should consult with his own attorney, accountant and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. Executive also acknowledges that the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for Executive.

(t) Deductions and Withholdings. All amounts payable or that become payable under this Agreement will be subject to any deductions and withholdings previously authorized by Executive or required by law. Executive will be responsible for any and all taxes resulting from the benefits provided hereunder.
* * * * *

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement in multiple originals to be effective on the Effective Date.

	WINGSTOP INC.		EXECUTIVE

By:	/s/ Rebecca Minor	By:	/s/ Charles Morrison
Name:	Rebecca Minor	Name:	Charles Morrison
Title:	SVP/GC

Date:	November 13, 2019	Date:	November 13, 2019

Signature Page
Amended and Restated Employment Agreement